UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.

                            FORM 8-K

                         CURRENT REPORT
           Pursuant to Section 13 or Section 15(d) of
               The Securities Exchange Act of 1934


Date of Report:  June 4, 1996


                 WASHINGTON NATIONAL CORPORATION
      (Exact name of registrant as specified in its charter)


   DELAWARE                   1-7369                   36-2663225
(State or other             (Commission              (IRS Employer
 jurisdiction of             File Number)         Identification No.)
 incorporation)

        300 Tower Parkway, Lincolnshire, Illinois   60069
      (Address of principal executive offices)    (Zip Code)

  Registrant's telephone number, including area code:  (847) 793-3000

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Item 5.  Other Events


  WASHINGTON NATIONAL CORPORATION ANNOUNCES SALE OF INDIVIDUAL
     HEALTH INSURANCE BUSINESS TO PIONEER FINANCIAL SERVICES

Washington National Corporation announced on June 4, 1996 an agreement to sell its Health Division's individual health insurance business to Pioneer Financial Services, Inc. of Schaumburg, Illinois. Washington National also announced it is seeking buyers for its large group life and health insurance business and expects to arrange a sale of that business within 60 days.

Management believes the divestiture creates greater operating focus while the Corporation continues to explore strategic options for the remainder of the enterprise.

Pioneer will purchase the individual health and small group life and health insurance business in a reinsurance transaction for cash consideration of $19 million to be paid at closing. Pioneer will employ certain Health Division employees and will assume certain leases and other obligations of the business.

Approximately $45 million of regulatory capital, previously required to support the health division business will become available for other corporate purposes, which might include repurchase of the Corporation's stock, investment in the remaining businesses, or a special dividend.

Washington National plans to eliminate certain support positions no longer required once it exits the health insurance business. Washington National Insurance Company's defined benefit pension plan will be terminated and the Corporation will repurchase 416,000 shares of its common stock and 17,000 shares of its preferred stock held by that pension plan. The Corporation expects to post a loss on the exit from the health business of approximately $20 million, after taxes, including expenses associated with the pension plan termination and severance costs.

The remaining businesses are universal life insurance and annuities written exclusively by United Presidential Life
Insurance Company, the Corporation's Indiana-based insurance subsidiary, and the Education market which is served by Washington National Insurance Company.

The transaction is subject to regulatory approval and is expected to close in the third quarter of 1996.


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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          WASHINGTON NATIONAL CORPORATION
                                                    (Registrant)


Date:  June 5, 1996                   By:  /s/ Joan K. Cohen
                                           Joan K. Cohen, Vice President
                                           Controller and Treasurer